Exhibit 5(b)



Cerner Corporation has submitted, or hereby undertakes to submit, the Cerner Corporation Associate 401(k) Plan (the "Plan") and all amendments thereto to the Internal Revenue Service (the "IRS") in a timely manner, and has made or will cause to be made all changes required by the IRS in order to qualify the Plan.


                                   CERNER CORPORATION


                                   By: /s/ Marc G. Naughton
                                         Name: Marc G. Naughton
                                         Title: V.P.  and CFO